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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-11329 of CenterPoint Energy, Inc. on Form S-8 to Form S-4 of our report dated March 28, 2002, July 3, 2002, as to the effects of the restatement discussed in Note 1 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement described in Note 1 and the change in method of accounting for derivatives and hedging activities), appearing in Amendment No. 1 to the Annual Report on Form 10-K/A of Reliant Energy, Incorporated for the year ended December 31, 2001, and of our report dated March 28, 2002, appearing in the Annual Report on Form 10-K of CenterPoint Energy, Inc. for the year ended December 31, 2001.


DELOITTE & TOUCHE LLP


Houston, Texas
September 3, 2002